AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 2001
===============================================================================
                              REGISTRATION NO. 333-
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                 WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           Delaware                       1241 East Main Street               04-2693383
(State or Other Jurisdiction of        Stamford, Connecticut 06902        (I.R.S. Employer
 Incorporation or Organization)              (203) 352-8600              Identification No.)

               (Address, Including Zip Code, and Telephone Number, Including
                   Area Code, of Registrant's Principal Executive Offices)

                                        Copies to:
              Edward L. Kaufman, Esq.                                   Michael C. Mclean, Esq.
   World Wrestling Federation Entertainment, Inc.                     Kirkpatrick & Lockhart LLP
               1241 East Main Street                                   Henry W. Oliver Building
            Stamford, Connecticut 06902                                  535 Smithfield Street
                   (203) 352-8600                                   Pittsburgh, Pennsylvania 15222
                (Agent for Service)                                          (412) 355-6500

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                                      Proposed Maximum
   Title of each class of      Amount to be     Proposed maximum     Aggregate Offering      Amount of
Securities to be registered     Registered      offering price per        price (1)       registration fee
                                                    unit (1)
===========================================================================================================
     Class A Common
     Stock, $.01 par
     value per share         2,582,773 shares     $10.81               $27,919,776         $6,980

===========================================================================================================

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of the Class A Common Stock on the New York Stock
Exchange on October 29, 2001.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 31, 2001



                                   PROSPECTUS

                                2,582,773 SHARES

                 WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.

                              CLASS A COMMON STOCK
                              ---------------------

     This prospectus covers the offer and sale of up to an aggregate of 2,582,773 shares of our Class A common stock by the stockholder identified in this prospectus. The selling stockholder acquired 1,886,793 shares of our Class A common stock in a private sale that was completed on August 30, 2001, and the balance of its shares in open market purchases prior thereto.

     The selling stockholder may offer its shares of our Class A common stock through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling stockholders can use broker-dealers to facilitate these transactions. To the extent required, the specific shares to be sold, the terms of the offering, including price, the names of any agent, dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale will be set forth in an accompanying prospectus supplement.

     Our Class A common stock is listed on the NYSE under the symbol "WWF." On October 30, 2001, the last reported sale price of our Class A common stock was $11.10 per share.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY SHARES OF OUR CLASS A COMMON STOCK.

                              ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------

                  The date of this prospectus is ______________








The information in this prospectus is not complete and may be changed. Selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC. This prospectus provides you a general description of the securities being offered. You should read this prospectus together with additional information described below under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the SEC's headquarters at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public over the Internet at the SEC's web site at
http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

o Annual  Report on Form 10-K for the  fiscal  year  ended  April  30,  2001.
o Quarterly  Report on Form 10-Q for the fiscal  quarter  ended July 27,  2001.
o Proxy Statement dated August 17, 2001.
o Current Report on Form 8-K filed May 14, 2001.
o The description of our Class A common stock contained in our Registration Statements on Form 8-A filed October 14, 1999 and September 22, 2000.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

          World Wrestling Federation Entertainment, Inc.
          Attention:  Investor Relations
          1241 East Main Street
          Stamford, CT  06902
          Telephone:  (203) 352-8600 ext. 2299

                   CONVENTIONS WHICH APPLY IN THIS PROSPECTUS

     References in this prospectus to "the company", "we", "our" and "us" refer to World Wrestling Federation Entertainment, Inc. and our subsidiaries.

     World Wrestling Federation and the World Wrestling Federation logo are two of our marks. This prospectus also contains trademarks and trade names of other companies. All trademarks and trade names appearing in this prospectus are the property of their respective holders. Because insertion of our stylized and distinctive scratch logo is impossible in this prospectus, we refer to that logo as "WWF" herein for explanatory purposes only. In commerce, we use the logo itself exclusively, rather than the initials.

                            -------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                                  RISK FACTORS

     You should carefully consider the following factors and other information contained or incorporated by reference in this prospectus in evaluating our business before deciding whether to invest in shares of our Class A common stock.

THE FAILURE TO CONTINUE TO DEVELOP CREATIVE AND ENTERTAINING PROGRAMS AND EVENTS WOULD LIKELY LEAD TO A DECLINE IN THE POPULARITY OF OUR BRAND OF ENTERTAINMENT.

     The creation, marketing and distribution of our live and televised entertainment, including our pay-per-view events, is the core of our business and is critical to our ability to generate revenues. A failure to continue to create popular live events and televised programming would likely lead to a decline in our television ratings and attendance at our live events, which would adversely affect our ability to generate revenues.

THE  FAILURE TO RETAIN OR CONTINUE  TO RECRUIT  KEY  PERFORMERS  COULD LEAD TO A
DECLINE IN THE APPEAL OF OUR STORY LINES AND THE POPULARITY OF OUR BRAND OF ENTERTAINMENT.

     Our success depends, in large part, upon our ability to recruit, train and retain athletic performers who have the physical presence, acting ability and charisma to portray characters in our live events and televised programming. We cannot assure you that we will be able to continue to identify, train and retain these performers in the future. Additionally, we cannot assure you that we will be able to retain our current performers when their contracts expire. Our failure to attract and retain key performers, or a serious or untimely injury to, or the death of, any of our key performers, would likely lead to a decline in the appeal of our story lines and the popularity of our brand of entertainment, which would adversely affect our ability to generate revenues.

THE LOSS OF THE CREATIVE SERVICES OF VINCENT MCMAHON COULD ADVERSELY AFFECT OUR ABILITY TO CREATE POPULAR CHARACTERS AND CREATIVE STORY LINES.

     For the foreseeable future, we will depend heavily on the vision and services of Vincent McMahon. In addition to serving as Chairman of our board of directors, Mr. McMahon leads the creative team that develops the story lines and the characters for our televised programming and live events. Mr. McMahon is also an important member of the cast of performers. The loss of Mr. McMahon due to retirement, disability or death could have a material adverse affect on our ability to create popular characters and creative story lines. We do not carry key man life insurance on Mr. McMahon sufficient to cover the loss of his services.

THE FAILURE TO MAINTAIN OR RENEW KEY AGREEMENTS COULD ADVERSELY AFFECT OUR ABILITY TO DISTRIBUTE OUR TELEVISION AND PAY-PER-VIEW PROGRAMMING.

     We have an agreement with Viacom Inc. through the television season ending September 2005 under which five hours of our programming are shown on cable networks owned by Viacom. Our flagship program, Raw, as well as our post-produced program, Excess, are aired on TNN: The National Network, and Sunday Night Heat is aired on the MTV Network. Smackdown is broadcast on UPN through the 2002/2003 television season. In addition, Tough Enough airs on the MTV Network through 2002. We have a contract expiring in 2004 with In Demand, the leading distributor of pay-per-view programming in the United States, to continue to provide services to us. Because our revenues are generated, directly and indirectly, from the distribution of our televised programming, any failure to maintain or renew these arrangements with the distributors of our programs or the failure of the distributors to continue to provide services to us could have a material adverse effect on our operating results. In this regard, we have recently reached an impasse in negotiations with DirecTV, which carried our pay-per-view events until October 2001. We anticipate the negative impact of the termination of our relationship with DirecTV on our income before taxes to be approximately $1.0 to $1.3 million per month.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST COMPETITORS WITH GREATER FINANCIAL RESOURCES OR MARKETPLACE PRESENCE.

     We compete for advertising dollars with other media companies. For our live, television and pay-per-view audiences we face competition from professional and college sports, as well as from other forms of live and televised entertainment and other leisure activities. We compete with entertainment companies, professional and college sports leagues and other makers of branded apparel and merchandise for the sale of our branded merchandise. Certain companies with whom we compete have greater financial resources than we do.

     In addition to a wide variety of clubs and other entertainment centers in the New York metropolitan area, our WWF New York themed entertainment complex competes with themed and other restaurants in the Times Square area.

     Our failure to compete effectively could result in a significant loss of viewers, venues, distribution channels or performers and fewer entertainment and advertising dollars spent on our form of sports entertainment, any of which could have a material adverse effect on our operating results, financial condition and prospects.

BECAUSE WE DEPEND UPON OUR INTELLECTUAL PROPERTY RIGHTS, OUR INABILITY TO PROTECT THOSE RIGHTS, OR OUR INFRINGEMENT OF OTHERS' INTELLECTUAL PROPERTY RIGHTS, COULD NEGATIVELY IMPACT OUR ABILITY TO COMPETE.

     Our inability to protect our large portfolio of trademarks, service marks, copyrighted material and characters, trade names and other intellectual property rights could negatively impact our ability to compete. Intellectual property is material to all aspects of our operations, and we expend substantial cost and effort in an attempt to maintain and protect our intellectual property and to maintain compliance vis-a-vis other parties' intellectual property. We have a large portfolio of registered and pending trademarks and service marks worldwide and maintain a large catalog of registered copyrights on all of our merchandise containing artwork, including merchandise, music, photographs, books and magazines, videos and apparel art. The focus of our continuous registration effort is to seek copyright and trademark registration of marks and works which embody our originally created characters portrayed by our performers and which encompass images, likenesses or names of these characters, commonly referred to as their trade dress. We also own a large number of Internet web domain names and have a network of developed sites, which contribute to the exploitation of our trademarks and service marks worldwide.

     In April 2000, the WWF - World Wide Fund for Nature (the "Fund"), a non-profit environmental conservation organization, instituted legal proceedings against us in the English High Court seeking injunctive relief and unspecified damages for alleged breaches of an agreement between the Fund and us. The Fund alleges that our use of the initials "WWF" in various contexts, including (i) the wwf.com and wwfshopzone.com internet domain names and in the contents of various of our websites; and (ii) our "scratch" logo, violate the agreement between the Fund and us. In January 2001, the Fund filed for summary judgment on its claims, and on August 10, 2001, the trial judge granted the Fund's motion for summary judgment, holding that we breached the agreement by using the website address and scratch logo and that a trial is not warranted on these issues. The judge issued a form of written injunction on October 1, 2001, granted us leave to appeal and stayed the order pending our appeal. We believe this decision is erroneous, and we are vigorously pursuing our appeal. An unfavorable outcome of this suit may have a material adverse effect on our financial condition, results of operations or prospects.

     We vigorously enforce our intellectual property rights by, among other things, searching the Internet to ascertain unauthorized use of our intellectual property, seizing goods at our live events that feature unauthorized use of our intellectual property and seeking restraining orders in court against any individual or entity infringing our intellectual property rights. To the extent that we are not effective in curtailing infringement of our intellectual property rights by others, we could be impacted negatively.

A CONTINUING DECLINE IN GENERAL ECONOMIC CONDITIONS OR A DECLINE IN THE POPULARITY OF OUR BRAND OF SPORTS ENTERTAINMENT COULD ADVERSELY IMPACT OUR BUSINESS.

     Our operations are affected by general economic conditions and consumer tastes, and therefore our future success is unpredictable. The demand for entertainment and leisure activities tends to be highly sensitive to consumers' disposable incomes, and thus a continuing decline in general economic conditions could result in our fans or potential fans having less discretionary income to spend on our live and televised entertainment and branded merchandise, which could have an adverse effect on our business or operating results.

     The continued popularity of our brand of entertainment is important to our results of operations and the long-term value of our brand. Public tastes are unpredictable and subject to change and may be affected by changes in the country's political and social climate. A change in public tastes may adversely affect our future success.

OUR INSURANCE MAY NOT BE ADEQUATE TO COVER LIABILITIES RESULTING FROM ACCIDENTS OR INJURIES.

     We hold approximately 200 live events each year primarily in the United States and Canada. This schedule exposes our performers and our employees who are involved in the production of those events to the risk of travel and performance-related accidents, the consequences of which may not be fully covered by insurance. The physical nature of our events exposes our performers to the risk of serious injury or death. Although we have general liability insurance and umbrella insurance policies, and although our performers, as independent contractors, generally have health, disability and life insurance, we cannot assure you that the consequences of any accident or injury will be fully covered by insurance. Our liability resulting from any accident or injury not covered by our insurance could have a material adverse effect on our operating results and financial condition.

WE MAY BE PROHIBITED FROM PROMOTING AND CONDUCTING OUR LIVE EVENTS IF WE DO NOT COMPLY WITH APPLICABLE REGULATIONS.

     In various states in the United States and some Canadian provinces, athletic commissions and other applicable regulatory agencies require us to obtain promoters' licenses, performers' licenses, medical licenses and/or event permits in order for us to promote and conduct our live events. In the event that we fail to comply with the regulations of a particular jurisdiction, we may be prohibited from promoting and conducting our live events in that jurisdiction. The inability to present our live events over an extended period of time or in a number of jurisdictions would lead to a decline in the various revenue streams generated from our live events, which could have an adverse effect on our business or operating results.

WE COULD INCUR SUBSTANTIAL LIABILITIES IF PENDING MATERIAL LITIGATION IS RESOLVED UNFAVORABLY.

     We are currently a party to civil litigation which, if concluded adversely to our interests, could have a material adverse effect on our operating results and financial condition or could require us to conduct certain aspects of our business differently. These material legal proceedings are more fully described in documents incorporated into this prospectus by reference. For example, pending litigation includes the claim by the World Wide Fund for Nature mentioned above.

WE WILL FACE A VARIETY OF RISKS AS WE EXPAND INTO NEW AND COMPLEMENTARY BUSINESSES.

     Over the last 20 years, our core operations have consisted of marketing, promoting and distributing our live and televised entertainment and our branded merchandise. Our current strategic objectives include not only further developing and enhancing our existing business but also entering into new or complementary businesses, such as the creation of new forms of entertainment and brands, the development of new television programming and the development of branded location-based entertainment businesses, such as WWF New York, which we acquired in early 2000. In February 2001, we launched the XFL, a start-up professional football league which ceased operations after one season. The following risks are associated with expanding into new or complementary businesses by acquisition, strategic alliance, investment, licensing or other arrangements:

o potential diversion of management's attention and resources from our existing business and an inability to recruit or develop the necessary management resources to manage new businesses;
o unanticipated liabilities or contingencies from new or complementary businesses or ventures;
o reduced earnings due to increased amortization and depreciation, increased interest costs and additional costs related to the integration of acquisitions;
o potential reallocations of resources due to the growing complexity of our business and strategy;
o competition from companies then engaged in the new or complementary businesses that we are entering;
o  possible additional regulatory requirements and compliance costs;
o dilution of our stockholders' percentage ownership and/or an increase of our leverage when issuing equity or convertible debt securities or incurring debt; and
o potential unavailability on acceptable terms, or at all, of additional financing necessary for expansion.


THROUGH HIS BENEFICIAL OWNERSHIP OF A SUBSTANTIAL MAJORITY OF OUR CLASS B COMMON STOCK, MR. MCMAHON CAN EXERCISE SIGNIFICANT INFLUENCE OVER OUR AFFAIRS, AND HIS INTERESTS MAY CONFLICT WITH THE HOLDERS OF OUR CLASS A COMMON STOCK.

     We have two classes of common stock -- Class A, which carries one vote per share, and Class B, which carries ten votes per share. A substantial majority of the issued and outstanding shares of Class B common stock is owned by Vincent McMahon directly or as the trustee of a trust for the benefit of his children. As a result, Mr. McMahon controls approximately 96% of the voting power of the issued and outstanding shares of our common stock as of October 26, 2001. Accordingly, he is able to control the outcome of substantially all actions requiring stockholder approval, including the election of our directors, the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets. The interests of Mr. McMahon may conflict with the interests of the holders of our Class A common stock. In addition, the voting power of Mr. McMahon through his ownership of our Class B common stock could discourage others from initiating potential mergers, takeovers or other change of control transactions. As a result, the market price of our Class A common stock could decline.

A SUBSTANTIAL NUMBER OF SHARES WILL BE ELIGIBLE FOR FUTURE SALE BY MR. MCMAHON, AND THE SALE OF THOSE SHARES COULD LOWER OUR STOCK PRICE.

     We cannot predict the effect, if any, that future sales of shares of our Class B common stock (which, upon distribution to anyone other than Mr. McMahon, Mrs. McMahon, any descendant of either of them, any entity which is owned and controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, shall automatically convert on a one-for-one basis into shares of Class A common stock) or the availability of those shares for future sale will have on the market price of our Class A common stock. Sales of substantial amounts of our Class B common stock, or the perception that such sales could occur, may lower the prevailing market price of our Class A common stock. These factors could also make it more difficult for us to raise funds through future offerings of our Class A common stock.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING INFORMATION, WHICH MAY NOT PROVE ACCURATE.

     This prospectus and the materials incorporated by reference herein, contain forward-looking statements regarding our business. When used in this prospectus and materials incorporated herein by reference, the words "anticipates", "plans", "believes", "estimates", "intends", "expects" and "projects" typically identify forward-looking statements, although not all forward-looking statements contain such words. Such statements, including, but not limited to, our statements regarding our business and operating strategies and liquidity and capital resources, are based on management's beliefs, as well as on assumptions made by, and information currently available to, management, and involve risks and uncertainties, some of which are beyond our control. Our actual results could differ materially from those expressed in any forward-looking statements. In light of these risks and uncertainties, we cannot assure you that any forward-looking information will prove to be accurate.

                               SELLING STOCKHOLDER

     The following table sets forth, as of October 26, 2001, the name of the selling stockholder, the aggregate number of shares owned by the selling stockholder prior to this offer and the aggregate number of shares of our Class A common stock registered on behalf of such selling stockholder. The shares of our Class A common stock offered under this prospectus may be offered from time to time by the selling stockholder. The selling stockholder is not obligated to sell all or any portion of its shares pursuant to this prospectus. The decision of the selling stockholder to sell some or all of the stockholder's shares of our Class A common stock offered under this prospectus is dependent upon a variety of factors, including the price of our Class A common stock and the selling stockholder's financial circumstances. Because the selling stockholder may sell all or some of its shares, no estimate can be given as to the amount of Class A common stock actually to be offered for sale by the selling stockholder or as to the amount of Class A common stock that will be held by the selling stockholder upon the termination of this offering.

                            SHARES OF CLASS A COMMON
                            STOCK BENEFICIALLY OWNED



                                                           Number of Shares
                                 Shares Owned Prior        Being Registered
    Selling Stockholder           to the Offering               for Sale
    -------------------          ------------------        ----------------

     Invemed Catalyst                2,582,773                 2,582,773
     Fund, L.P.


     Except as provided below, the selling stockholder does not have, or within the past three years, has not had, any position, office or material relationship with us or any of our predecessors or affiliates. Mr. Michael Solomon, one of our directors, is a member of Gladwyne Catalyst GenPar, LLC, one of the managing members of Invemed Catalyst GenPar, LLC, the general partner of Invemed Catalyst Fund, L.P.

     The selling stockholder purchased its shares of our Class A common stock at a price of $13.25 per share in a private sale from The Vincent K. McMahon Irrevocable Trust on August 30, 2001. We are registering the resale of these shares pursuant to a registration rights agreement we entered into with the selling stockholder on August 30, 2001. Under this registration rights agreement, we will pay all expenses relating to this registration statement and the offering of shares of Class A common stock hereby except for (i) fees and expenses of the selling stockholder's counsel; (ii) any costs which arise as a result of an underwriting requested by the selling stockholder; and (iii) in the case of an underwriting initiated by us, underwriting discounts and commissions payable to underwriters, selling brokers, managers and similar persons engaged in the distribution of the shares of Class A common stock. We have also agreed to indemnify the selling stockholder against certain liabilities under the Securities Act, or to contribute to payments the selling stockholder may be required to make in respect thereof. Reciprocally, the stockholder has agreed to indemnify us for similar liabilities or to contribute to payments we must make in respect thereof. We will receive no part of the proceeds from the sales of the Class A common stock offered hereby.

                              PLAN OF DISTRIBUTION

     Subject to restrictions contained in the registration rights agreement, the Class A common stock held by the selling stockholder and its successors and permitted assigns who acquire the shares after the date of this prospectus, may be sold from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in privately negotiated transactions or otherwise. The selling stockholder may sell the Class A common stock at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices, prices subject to changes or at prices otherwise negotiated, by one or more methods, including the following, without limitation:

o Block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o Purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;
o An exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;
o Ordinary brokerage transactions and transactions in which the broker solicits purchases;
o  Market transactions;
o  Privately negotiated transactions;
o  Short sales;
o Through the writing of options on the shares, whether or not the options are listed on an options exchange;
o Through one or more underwritten offerings on a firm commitment or best efforts basis;
o  Sales through agents;
o  Any combination of any of these methods of sales, or
o  Any other legally available means.


     We do not know of any arrangements by the selling stockholder for the sale of any of the shares of Class A common stock.

     The selling stockholder may effect transactions by selling the Class A common stock directly to purchasers or through or to brokers or dealers, and brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, and/or from the purchasers of the Class A common stock for whom it may act as agent or to whom it may sell as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). Any brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers or dealers may act as principals, or as an agent of the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for the selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

     Upon our being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of any of the Class A common stock offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, to the extent required, a prospectus supplement will be filed that will set forth the specific shares to be sold and the terms of the offering, including the name or names of any underwriters or dealer-agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     Any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that rule rather than pursuant to this prospectus.

     We cannot assure you that the selling stockholder will sell any or all of the Class A common stock offered by them under this prospectus.

     The selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, the selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales. The selling stockholder may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (if required, as supplemented or amended to reflect such transaction).

     The selling stockholder and any broker-dealer acting in connection with the sale of the common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Class A common stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We have advised the selling stockholder that the provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, the anti-manipulation rules of Regulation M promulgated by the SEC, may apply to their sales in the market and have informed them that they will be subject to the prospectus delivery requirements of the Securities Act of 1933 which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act of 1933. All of the above may affect the marketability of the shares of Class A common stock and the ability of any person to engage in market-making activities with respect to these shares of Class A common stock.

     Under the securities laws of certain states, the shares of Class A common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares of Class A common stock may not be sold unless the shares of Class A common stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

     The selling stockholder may agree to indemnify any agent, broker or dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities under the Securities Act of 1933.
Under a registration rights agreement with the selling stockholders, we are required to pay all expenses relating to this registration statement and the offering of shares of Class A common stock hereby, except for (i) fees and expenses of the selling stockholder's counsel; (ii) any such costs which arise as a result of an underwriting requested by the selling stockholder; and (iii) in the case of any underwriting initiated by us, discounts and commissions payable to underwriters, selling brokers, managers and similar persons engaged in the distribution of the shares. We have also agreed to indemnify the selling stockholder against certain liabilities under the Securities Act, or to contribute to payments the selling stockholder may be required to make in respect thereof. We will receive no part of the proceeds from sales of the Class A common stock offered hereby.

     We are permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 90 days in any 12 month period.

     The shares of Class A common stock are listed for trading on the New York Stock Exchange under the symbol "WWF".

                                 USE OF PROCEEDS

     All net proceeds from the sale of the shares of our Class A common stock will be received by the selling stockholder. Accordingly, we will not receive any proceeds from the sales of the shares of Class A common stock offered hereby.

                                  LEGAL MATTERS

     The validity of the shares of Class A common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania.

                                     EXPERTS

     The consolidated  financial  statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                TABLE OF CONTENTS



                                                                           PAGE
                                                                           ----

About this Prospectus.........................................................2

Risk Factors..................................................................3

Selling Stockholder..........................................................7

Plan of Distribution..........................................................8

Use of Proceeds..............................................................11

Legal Matters................................................................11

Experts......................................................................11

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



     ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Except for the SEC registration fee, all expenses are estimated. All such expenses will be paid by the Registrant.



     SEC Registration Fee                            $ 6,980

        Accounting fees and expenses                 $10,000

          Legal fees and expenses                    $10,000

          Miscellaneous                              $13,020

                   TOTAL:                            $40,000


     ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for the unlawful payment of a dividend or an unlawful stock purchase or redemption under
Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. The registrant's amended and restated certificate of incorporation contains the following provision regarding the elimination of liability for its directors:

          The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Without limiting the generality of the foregoing, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or

     (iv) for any transaction from which the director derived an improper personal benefit.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain circumstances, subject to certain limitations, against specified costs and expenses actually and reasonably incurred in connection with an action, suit or proceeding, whether civil, criminal, administrative or investigative. The registrant's amended and restated certificate of incorporation will contain a provision that the registrant indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person.

     Article VI of the Registrant's amended and restated by-laws contain similar provisions and permit the Registrant to maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions of the Registrant's amended and restated by-laws.

     The registration rights agreement with the selling stockholder contains provisions pursuant to which the selling stockholder agrees to indemnify the Registrant, each of its officers and directors, and any person controlling the Registrant within the meaning of the Securities Act of 1933 with respect to information relating to the selling stockholder furnished in writing by or on behalf of the selling stockholder expressly for use in this registration statement.

     ITEM 16. EXHIBITS

     The information required by this Item 16 is set forth in the Index to Exhibits accompanying this Registration Statement.

     ITEM 17. UNDERTAKINGS

     (a)  RULE 415 OFFERING.

          The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

               Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the
Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (i) RULE 430A.

          The undersigned Registrant hereby undertakes that:

     1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     2. For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on October 30, 2001.

                                          WORLD WRESTLING FEDERATION

     Dated:  October 30, 2001             ENTERTAINMENT, INC. (Registrant)



                                          By:/s/ AUGUST J. LIGUORI
                                             -----------------------------
                                             August J. Liguori
                                             Executive Vice President, Chief
                                             Financial Officer and Treasurer


                                POWER OF ATTORNEY

     Each person whose signature  appears below  constitutes and appoints August
J. Liguori and Edward L. Kaufman and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign on his or her behalf individually and in each capacity stated below any amendment, including post-effective amendments, to this Registration Statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


          Signature                            Title                                Date
          ---------                            -----                                ----


/s/ VINCENT K. MCMAHON            Chairman of the Board of Directors          October 31, 2001
--------------------------
  Vincent K. McMahon

/s/ LINDA E. MCMAHON              Chief Executive Officer and Director        October 31, 2001
--------------------------
  Linda E. McMahon

/s/ LOWELL P. WEICKER, JR.        Director                                    October 22, 2001
--------------------------
  Lowell P. Weicker, Jr.





/s/ DAVID KENIN                   Director                                    October 23, 2001
-------------------------
  David Kenin

/s/ JOSEPH PERKINS                Director                                    October 23, 2001
-------------------------
  Joseph Perkins

/s/ MICHAEL SOLOMON               Director                                    October 26, 2001
-------------------------
  Michael Solomon

/s/ STUART C. SNYDER              President, Chief Operating Officer          October 30, 2001
--------------------------        and Director
  Stuart C. Snyder

/s/ AUGUST J. LIGUORI             Executive Vice President, Chief             October 30, 2001
--------------------------        Financial Officer, Treasurer and Director
  August J. Liguori

 /s/ FRANK G. SERPE               Senior Vice President, Finance and          October 30, 2001
--------------------------        Chief Accounting Officer
  Frank G. Serpe


                                INDEX TO EXHIBITS


    Exhibit No.                    Description of Exhibit
    -----------                    ----------------------

       5.1            Opinion of Kirkpatrick & Lockhart re Legality
                      (filed herewith)

       23.1           Consent of Deloitte & Touche LLP (filed herewith)

       23.2           Consent of Kirkpatrick & Lockhart (included in Exhibit 5)

       24             Power of Attorney (included in the signature page hereto)